Changes to Capital Stock Requirements

New requirements for Membership Stock and Activity Stock for Outstanding Advances will become effective on December 15, 2023

The Federal Home Loan Bank of Des Moines (FHLB Des Moines or the Bank) is announcing changes to the requirements for membership stock and activity stock on outstanding advances pursuant to our Capital Plan.

These changes will have a limited impact to the Bank's current capital position, however, they will allow the Bank to improve scalability with increases in advance demand and more closely align with requirements from other Federal Home Loan Banks. Additionally, we will now be able to provide greater ownership to the active users of the cooperative along with a greater dividend benefit to members who utilize the Bank's advance product portfolio.

Capital Stock Requirements Effective December 15, 2023

Membership Stock Requirement *Percent of Total Assets*[1]	**Activity Based Stock Requirement** *Percent of Outstanding Advances*[2]
0.06% (down from 0.12%)	4.50% (up from 4.00%)

[1]Total assets calculated as of December 31, 2022, with a maximum of $10 million and a minimum of $10,000.

[2]Activity stock requirements for other business (MPF®/MPP, Letters of Credit) will not change.

What is the impact to my institution? Your relationship manager can walk through a calculation to estimate the impact of these changes.

Please note the following action items:

Excess Membership Stock	Purchase Additional Activity Stock
FHLB Des Moines will repurchase stock and credit your primary Demand Deposit Account (DDA) for the excess funds after the close of business on Friday, December 15, 2023.	Based on your outstanding advance balance as of Friday, December 15, 2023, FHLB Des Moines will debit the required amount from your DDA on Friday, December 15, 2023, after the close of business. This will be following any credit of funds from excess membership stock.

You will be able to view real-time in eAdvantage pending credits and debits on December 15. If your institution will require a net increase in stock purchase, please ensure that sufficient funds are available no later than 4:30 PM (Central Time) on that day.

Activity and membership stock represent separate subclasses of FHLB Des Moines stock and are not convertible. However, your institution may use any proceeds from the excess membership stock repurchases to purchase additional activity stock.

Please contact Member and Financial Operations with any questions.

FHLB DES MOINES

Federal Home Loan Bank of Des Moines